Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

STONERIDGE INC.

AND

MINDA CORPORATION LIMITED

AND

MINDA STONERIDGE INSTRUMENTS LIMITED

Date: November 2, 2021

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	4
2	SALE AND PURCHASE OF SALE SHARES	8
3	SHAREHOLDING PATTERN	9
4	CLOSING	9
5	Seller’s Covenants and Confirmation	12
6	REPRESENTATIONS AND WARRANTIES	12
7	INDEMNITY	15
8	NOTICES	20
9	CONFIDENTIALITY	21
10	ANNOUNCEMENTS	23
11	GOVERNING LAW AND JURISDICTION	23
12	DISPUTE RESOLUTION	23
13	MISCELLANOUS	24
SCHEDULE 1		28
SCHEDULE 2		30
SCHEDULE 3		31
SCHEDULE 4		32
SCHEDULE 5		33
SCHEDULE 6		34

Share Purchase Agreement

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on this 2nd day of November (“Execution Date”) at New Delhi,

BY AND AMONGST:

A.	Stoneridge Inc., a company incorporated under the laws of Ohio, United States of America and having its principal place of business at 39675 MacKenzie Drive, Novi, Michigan 48377 (hereinafter referred to as “Seller” or “SRI”), which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

B.	Minda Corporation Limited, a company incorporated under the Companies Act, 1956 and having its registered office at A-15, Ashok Vihar, Phase-I, New Delhi- 110052 (hereinafter referred to as “Purchaser” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the SECOND PART;

AND

C.	MINDA STONERIDGE INSTRUMENTS LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at A-15, Ashok Vihar, Phase-I, New Delhi- 110052, (hereinafter referred to as the “Company”, which expression shall unless the context otherwise requires, mean and include its successors and permitted assigns) of the THIRD PART.

Parties of the First Part, Second Part and the Third Part are individually referred to as “Party” and collectively as “Parties”

WHEREAS:

(A)	As on the Execution Date, Seller is the legal and beneficial owner of 5831000 equity shares of the Company which represent 49% of the total paid-up equity share capital of the Company (“Sale Shares”).

(B)	The Purchaser and the Seller have a joint venture in the form of the Company since the year 2004, which was effected through the execution and performance of the Shareholders’ Agreements (as defined hereinafter) and the Ancillary Agreements (as defined hereinafter). The Seller now wishes to exit the said joint venture by disposing of its entire shareholding in the Company.

(C)	The Purchaser wishes to purchase and the Seller has agreed to sell the Sale Shares, comprising its entire equity shareholding in the Company, to the Purchaser for the Sale Consideration (as defined hereinafter), and the Purchaser has agreed to purchase the Sale Shares for the Sale Consideration.

(D)	The Parties have agreed to enter into this Agreement to record the terms and conditions on which the Sale Shares shall be sold by the Seller and purchased by the Purchaser, the agreement between the Parties hereto and their respective rights and obligations in relation to the matters referred to above.

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NOW THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement, the following terms, to the extent not inconsistent with the context thereof, shall have the following meanings assigned to them herein below:

“Act” means the Companies Act, 2013, including the rules and regulations framed thereunder;

“Affiliates” shall mean, with respect to any Person (“Subject Person”), another Person that is a juristic Person (including a corporation, company, partnership, association, trust, or any other entity) which is (a) Controlled, directly or indirectly, by the Subject Person; or (b) Controlling, directly or indirectly, and singly or together with other Affiliates, the Subject Person; or (c) directly or indirectly under the same Control as the Subject Person. In case the Subject Person is a natural person, his/ her Affiliates shall also include his/ her Relatives (as defined under the Act);

“Agreement” shall mean this Share Purchase Agreement together with its Schedules;

“Ancillary Agreements” shall mean and include the (a) Technical Assistance and License Agreement dated August 11, 2004 entered into between SRI and the Company and the Amendment Agreement dated April 21, 2005 amending the same (“Old TALA”); (b) Sensor Technical Assistance and License Agreement dated March 23, 2011 (“Old STALA”); (c) Trademark License Agreement dated August 11, 2004 entered into between SRI and the Company and the First Amendment Agreement dated April 21, 2005 amending the same (“TM License Agreement”) (d) Management Services Agreement dated March 8, 2017 entered into between the Company and the Seller;

“Applicable Law” or “Law” includes all statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives, orders and judgements of any Governmental Authority, statutory authority, tribunal, board, court or recognised stock exchange, clarifications or acknowledgements, and, if applicable, international treaties and regulations, to which the transactions contemplated in this Agreement or the Parties may be subject;

“Board” shall mean the board of directors of the Company;

“Business Day” shall mean with respect to the Parties, any day (other than a Saturday, a Sunday, and any public holiday) on which commercial banks in New Delhi and in Michigan, USA are open for the conduct of ordinary banking business;

“Charter Documents” shall mean the Certificate of Incorporation, the Memorandum of Association and the Articles of Association of the Company;

“Claim” shall mean any claim in law or in equity, including but not limited to a Tax Claim, known or unknown or otherwise and includes any claim in relation to a Loss;

“Closing” shall have the meaning ascribed to it in Clause 2.1 of this Agreement;

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“Closing Date” shall mean (a) the Business Day on which Closing occurs, being no later than the Business Day that is 15 Business Days from the Execution Date; or (b) such other date as the Parties may agree in writing for Closing to occur, which shall be no later than the Long Stop Date;

“Confidential Information” means: (a) any and all information and materials that is written, oral, graphic, machine readable or other tangible form irrespective of whether or not the same is specifically identified as confidential or proprietary, and whether or not stored in any medium, belonging or relating to Purchaser, the Seller or the Company, or their respective Affiliates and businesses; (b) the fact that the Parties have entered into this Agreement and the terms stated herein; (c) any of the terms described herein or that may be discussed in the future; and (d) any other information in relation to the Parties or their respective Affiliates disclosed to or accessed by any receiving Party;

“Control” with respect to any Person, means: (a) ownership or control (whether directly or indirectly, whether legal or beneficial) of more than 50% (fifty percent) of the total equity share capital or voting capital (on a Fully Diluted Basis), whether by shareholding or contract or otherwise; or (b) right to appoint and/or remove all or the majority of the members of the board or other governing body of such Person; or (c) the power to direct or cause the direction of the management and policies of such Person, whether directly or indirectly, whether through the ownership of the vote carrying securities, by contract or otherwise howsoever (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Director” shall mean a director of the Company;

“Encumbrance” means any encumbrance, including without limitation, any claim which restricts the Seller’s right to transfer the Sale Shares, mortgage, pledge, hypothecation, security interest, assignment or deposit by way of security, charge (fixed or floating), lien, any adverse claim as to title, possession or use, option or right of pre-emption, right to acquire, right of first refusal, right of first offer or similar right, trust arrangement, beneficial ownership, any provisional or executional attachment and any other direct or indirect interest held by any third party, any fetter on the right of the Seller to transfer the full title of Sale Shares, any power of attorney in respect of Sale Shares, voting trust agreement or any other encumbrance or security interest of any kind whatsoever, or a contract to give or refrain from giving any of the foregoing, or any agreement, whether conditional or otherwise, to create any of the above and the term “Encumber” shall be construed accordingly;

“Exchange Control Regulations” shall mean the Foreign Exchange Management Act, 1999, and the rules, regulations, notifications, press notes, circulars and directions issued under or pursuant thereto and includes the extant foreign direct investment policy of the Government of India;

“Financial Year” means the fiscal year beginning on 1 April of each year and ending on 31 March of the immediately succeeding year;

“Governmental Authority” shall mean the government of the Republic of India or of the United States of America or any province, state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any governmental authority, agency, department, board, commission or instrumentality of India or the United States of America or any other relevant and applicable jurisdiction or any political subdivision thereof; any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange or dealing in securities, and having jurisdiction over any of the Parties;

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“IT Act” shall mean the Income-tax Act, 1961, as may be amended or supplemented from time to time including any statutory modifications or re-enactment thereof together with all applicable bye-laws, rules, regulations, orders, ordinances, policies, directions and the like issued thereunder;

“Long Stop Date” means the date falling on the 60th day from the Effective Date, or such other date as may be mutually agreed upon by Purchaser and the Seller in writing;

“Loss” shall mean all direct and actual losses, liabilities, actions and claims, demands, charges, costs, damages, fines, reasonable out-of-pocket expenses (including reasonable attorney’s fees) including in relation to or in connection with any actions, proceedings or Claims whether or not resulting from third party Claims;

“Material Adverse Effect” shall mean any:

(i)	event, occurrence, fact, condition, change, development or effect (including, without limitation, any action of any Governmental Authority) that affects the validity or enforceability of any of the Transaction Documents; or

(ii)	material impairment to the ability of the: (a) Seller to perform its obligations under any of the Transaction Documents; or (b) Purchaser to exercise or enjoy the benefits of any right or privilege, under any of the Transaction Documents to which it is a party.

“Person(s)” means any corporation, association, company, unincorporated association, partnership (general or limited), joint venture, estate, trust, limited liability company, limited liability partnership, proprietorship, or, any other legal entity, individual or government, state or agency of a state;

“Representations and Warranties” shall collectively mean the (i) Mutual Representation and Warranties and (ii) the Seller Representations and Warranties, specified in Clauses 6.1 and 6.2 of this Agreement;

“Sale Consideration” shall have the meaning ascribed to it in Clause 2.1;

“Sale Shares” shall mean 58,31,000 equity shares presently held by the Seller in the Company and as described in Recital A;

“Seller’s Representations and Warranties” shall mean the representations and warranties by the Seller under Clause 6.1 and Clause 6.2 of this Agreement;

“Seller’s Condition Precedents” shall have the meaning as ascribed to it in Clause 4.3.1 below;

“Shareholders Agreements” shall mean and include collectively, the (i) Share Subscription, Share Purchase and Shareholders’ Agreement, entered into by and between, inter alia, the Parties on August 11, 2004 (the, “SHA”); and (ii) Amendment Agreements to the SHA dated April 25, 2005, March 23, 2011, and the Amendment Agreement executed in 2014;

“Tax” or “Taxes” or “Taxation” means any and all forms of direct taxes with reference to income, profits, gains, surcharge, cess, asset values, turnover, business income, gross receipts, including but not limited to, all duties, goods and service tax, tax on capital gains, withholding tax, minimum alternative tax, advance tax, charges, fees, levies or other similar assessments by or payable to a Governmental Authority (including its agent and Persons acting under its authority), including without limitation in relation to: (a) income, services, gross receipts, capital gains, transfer, licensing; (b) any tax liability in the capacity of an agent or a representative assessee under Section 163 of the IT Act; and (c) any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to or incurred in connection with any failure to pay any Tax or proceedings, contest, or dispute in respect of any Tax liability, all limited to the territory of India;

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“Technical Assistance and License Agreement” or “TALA” shall mean the Technical Assistance and License Agreement dated November 2, 2021, executed simultaneously with this Agreement, as part of the Transaction Documents, which shall take effect on and from the Closing Date, and which shall substitute, modify and restate the Old TALA and the Old STALA;

“Termination Agreements” shall mean one or several agreements terminating the Ancillary Agreements and the Shareholders Agreement, as per the terms contained in such Termination Agreements, which shall be executed simultaneously with this Agreement and shall take effect on and from the Closing Date;

“Transaction Documents” shall mean this Agreement, the Termination Agreements, the TALA, the side letter dated November 2, 2021 and any other agreements, document, letter, certificate or writing executed pursuant to this Agreement;

“Withholding Tax Amount” shall mean the amount determined basis the Withholding Tax Statement as the withholding Tax applicable on the acquisition of the Sale Shares by the Purchaser from the Seller;

“Withholding Tax Statement(s)” shall mean the statements issued by BSR in the form and manner acceptable and to the satisfaction of the Purchaser, computing the capital gains (along with the basis/analysis/opinion on the tax position considered, supporting documents and calculations thereof) and the capital gains Tax chargeable or leviable as on the Seller upon sale of the Sale Shares, prior to Closing Date.

The terms defined elsewhere in this Agreement shall have the meanings so ascribed to them in the relevant clauses.

1.2.	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	the headings are inserted for ease of reference only and shall not affect the construction or interpretation of this Agreement;

1.2.2	references to one gender include all genders;

1.2.3	any reference to any enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

1.2.4	words in the singular shall include the plural and vice versa;

1.2.5	“including”, “includes” or “in particular” means including, includes or in particular without limitation;

1.2.6	any time of day or date is to that time or date in India;

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1.2.7	any reference to Recital, Clause, Annexure or Schedule shall be deemed to be a reference to a recital, clause, annexure or schedule of this Agreement;

1.2.8	references to an “agreement” or “document” shall be construed as a reference to such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document; and

1.2.9	no provisions of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof.

2	SALE AND PURCHASE OF SALE SHARES

2.1.	On and subject to the terms and conditions contained herein, the Purchaser, relying on the Seller’s Representations and Warranties, agrees to acquire the Sale Shares, on the Closing Date, and the Seller agrees to sell, transfer and deliver the legal and beneficial ownership of the Sale Shares to the Purchaser on the Closing Date, free and clear of all Encumbrances, along with any and all rights, title, benefits and interests relating thereto and arising therefrom, at an aggregate consideration of INR 1,610,990,700 (“Sale Consideration”). For the avoidance of doubt, it is clarified that the Sale Consideration (as determined in INR), after deduction of Withholding Tax Amount, shall be remitted to the Seller in US Dollars on the Closing Date as per the exchange rate prevailing in India on the Closing Date. The completion of the aforesaid purchase and sale of shares shall be referred to as “Closing”.

2.2.	The Purchaser shall deposit the Withholding Tax Amount with the relevant Tax authorities in India, within the time period prescribed under Applicable Law, and shall provide documentary evidence of such deposit to the Seller within 5 (five) days after such deposit. The Purchaser shall also be responsible for making all necessary tax filings with respect to the withholding Tax and shall promptly provide the withholding Tax certificate (in the form prescribed under the Income-tax Act, 1961) to the Seller, once the same becomes available to the Purchaser.

2.3.	The Purchaser shall make the payment of the Sale Consideration to the Seller after deducting the Withholding Tax Amount.

2.4.	On the Execution Date:

2.4.1	The Company shall deliver to the Purchaser a certified true copy of the resolution(s) passed by the Board, in agreed form, for authorising an authorised signatory to execute and deliver the Transaction Documents on behalf of the Company and for consummating the transaction as contemplated herein and in the other Transaction Documents;

2.4.2	The Purchaser shall deliver to the Company and the Seller certified true copy of the resolution(s) passed by the board of directors of the Purchaser for authorising an authorised signatory to execute and deliver the Transaction Documents on behalf of the Purchaser and for consummating the transaction as contemplated herein and in the other Transaction Documents;

2.4.3	The Seller shall deliver to the Company and the Purchaser certified true copy of the resolution(s) passed by the board of directors of the Seller for authorising an authorised signatory to execute and deliver the Transaction Documents on behalf of the Seller and for consummating the transaction as contemplated herein and in the other Transaction Documents.

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3	SHAREHOLDING PATTERN

3.1.	The shareholding pattern of the Company, before and after Closing, shall be as set out in Part A of Schedule 3 (Shareholding Pattern of the Company on the Execution Date) and Part B of Schedule 3 (Shareholding Pattern of the Company after Closing on the Closing Date), respectively.

4	CLOSING

4.1.	Closing shall take place on 01 October 2021 or such other date as may be decided between the Parties, which shall be on or prior to the Long Stop Date, after receipt of a written intimation: (i) by the Purchaser from the Seller in the form attached hereto as Schedule 4 (“Seller’s CP Satisfaction Notice”) of the fulfilment of the Seller’s Conditions Precedent set out in Clause 4.3.1 along with the supporting documents evidencing such fulfilment; and (ii) by the Seller from the Purchaser in the form attached hereto as Schedule 5 (“Other CP Satisfaction Notice”) of the fulfilment of the Other Conditions Precedent set out in Clause 4.3.2 along with the supporting documents evidencing such fulfilment (“Closing Date”).

4.2.	The Closing shall take place at the registered office of the Company or such other place as may be mutually agreed to in writing amongst the Company, the Purchaser and the Seller.

4.3.	Conditions Precedent

This Agreement and the obligation of the Parties to consummate the transaction as contemplated herein shall be subject to the fulfilment of each Party’s Conditions Precedent by such Party in the manner and to the reasonable satisfaction of the Purchaser, and the Other Conditions Precedent by the concerned Parties in the manner and to the reasonable satisfaction of all Parties (the Seller’s Conditions Precedent and the Other Conditions Precedent, are collectively referred to as “Conditions Precedent”):

4.3.1.	Seller’s Conditions Precedent

(a)	The Seller shall have procured and delivered a confirmation memo from BSR (in a form agreed between the Purchaser and the Seller and on reliance basis) confirming that there are: (a) no pending Tax proceedings against the Seller; and/or (b) no completed Tax proceedings, for which a notice under rule 2 of the second schedule of the IT Act is due to be served on the Seller; and/or (c) no notice has been issued by any Governmental Authority assessing or imposing any Tax (or any interests and/or penalties payable) on the Seller and there are no outstanding demands against the Seller from any Governmental Authority in respect of Tax on the Seller.

(b)	The Seller shall have provided to the Purchaser a Withholding Tax Statement.

(c)	The Seller shall have provided a certificate certifying the residency status of the Seller for the purpose of Taxation (“Tax Residency Certificate”) for calendar year 2020 and 2021 as provided by Tax authorities in the United States of America.

(d)	The Seller shall have provided to the Purchaser a certificate (in a form agreed between the Purchaser and the Seller) confirming that the Seller does not have any permanent establishment in India in terms of the provisions of Income-tax Act, 1961.

(e)	The Seller shall have provided all information required by the Purchaser for the purposes of submission of Form 15CA and Form 15CB under the IT Act by the Purchaser.

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(f)	The Parties shall have concluded the agreed form of all declarations, documents and information required by the Purchaser for initiating the transfer of Sale Consideration and for the purposes of submission of Form FC-TRS with Reserve Bank of India.

(g)	The Seller shall have provided to the Purchaser a scanned copy of Indian permanent account number issued to the Seller by the relevant Governmental Authority.

(h)	The Seller shall have provided to the Purchaser and the Company a duly executed undertaking and release, effective as of the Closing Date, stating that : (i) there are no claims outstanding/ due to it from the Company or the Purchaser under the Shareholders Agreements or the Ancillary Agreements in any manner whatsoever ; (ii) it shall not raise any Claims against the Company or the Purchaser under law or equity or otherwise anywhere in the world, except in relation to or in connection with the Transaction Documents; and (iii) the payment of the Sale Consideration is full and final settlement and discharge of the obligations of the Purchaser for the transfer of shares under this Agreement.

(i)	The Purchaser and the Company shall have provided to the Seller, a duly executed undertaking and release, effective as of the Closing Date, stating that: (i) there are no claims outstanding/ due to each of them from the Seller under the Shareholders Agreements or the Ancillary Agreements in any manner whatsoever; (ii) each of them shall not raise any Claims against the Seller under law or equity or otherwise anywhere in the world, except in relation to or in connection with the Transaction Documents.

(j)	The Seller shall have provided to the Purchaser and the Company a written confirmation that at least one of the Seller Nominee Directors (as defined in Clause 1.4 of Schedule 1) shall attend the Board meeting to be held on the Closing Date where the transfer of shares from the Seller to the Purchaser will be recorded.

(k)	The Sale Shares shall have been converted into dematerialised form by the Seller and a copy of the demat account of the Seller reflecting the Sale Shares shall have been provided to the Purchaser.

4.3.2.	Other Conditions Precedent

(a)	Each Party shall have provided to the other Parties, to such Parties’ satisfaction, self-certified copies of the necessary authorisations issued by them in favour of relevant Persons for execution of the Transaction Documents on each of their behalf.

(b)	The Transaction Documents shall have been executed by the relevant Parties. It is clarified that other than this Agreement, which shall become effective on the Execution Date, the other Transaction Documents shall become effective as on the Closing Date.

(c)	The Purchaser and the Seller shall have procured that the Company obtains and delivers to the Purchaser and the Seller a valuation report certifying the fair market value of the equity shares of the Company in accordance with the requirements of Exchange Control Regulations.

(d)	Each Party shall have provided to the others a written confirmation that no Material Adverse Effect has taken place which affects such Party’s ability to perform its obligations under the Transaction Documents.

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4.4.	In the event that a Party is not satisfied with fulfilment of any Condition Precedent by any other Party(ies), it shall provide the other Party(ies) with a written intimation within five (5) Business Days from receipt of the Seller’s CP Satisfaction Notice or the Other CP Satisfaction Notice, as the case may be, stating the reasons for such non-satisfaction and giving a period of five (5) Business Days for its satisfaction. The defaulting Party shall be required, within the said five (5) Business Days, to satisfy the unsatisfied Condition Precedent and provide documentary evidence of the same to the other Party(ies).

4.5.	Waiver of a Condition Precedent

In the event that a Condition Precedent cannot be satisfied on or before the Long Stop Date by a Party, the same may be waived in writing by the Purchaser or the Seller, as the case may be, at its sole and absolute discretion, upon a request in this regard being made by the Party unable to satisfy the Condition Precedent. In such event, the waived Condition Precedent may, at the option of the waiving Party, to be exercised in its sole and absolute discretion, shall become a condition(s) subsequent and shall have to be satisfied by the relevant Party, within reasonable timelines, as indicated by the waiving Party.

4.6.	Condition Subsequent

4.6.1	Within the time periods specified in the TM Licence Agreement, the Company shall, and the Purchaser shall ensure that the Company shall have changed its name officially and in accordance with Applicable Law so as to remove all references to the word/ mark “Stoneridge” therefrom and completely stopped using the word/mark “Stoneridge” except as may be expressly permitted in the Transaction Documents. In the event that the Company is unable to do so within such timeframe as prescribed, then at the request of the Company, the Parties may agree to extended timelines, as mutually agreeable, for such changes to be effected. Provided that the Company shall, and the Purchaser shall ensure that the Company shall, change its email address, web domain and homepage to eliminate and remove “Stoneridge” within 30 (thirty) days from the Closing Date.

4.6.2	The Company shall, after the Closing, within the period prescribed under the Applicable Law, file with the Registrar of Companies of Delhi and Haryana all requisite forms including Form DIR-12 in relation to resignation of the Seller Nominee Directors as per Clause 1.4 of Schedule 1 and provide the Seller with receipts received from the Registrar of Companies in respect of the filings so made.

4.6.3	The Purchaser shall, within 5 (five) Business Days of the Closing, file Form FC-TRS under the Exchange Control Regulations in respect of the purchase of the Sale Shares by the Purchaser and shall share the online application number generated at the time of submission of Form FC-TRS with the Seller for its records.

4.6.4	The Parties shall provide all necessary support and assistance as may be required by the Company post-Closing, including in relation to filings as may be required with Governmental Authorities and/ or sending intimations to third parties for withdrawal of all authorities/ powers/ duties delegated to any Person who is a representative of the Seller.

4.7.	Closing

On Closing, the Purchaser, the Seller and the Company shall take the steps indicated in Clauses 1.1 to 1.7 of Schedule 1, which shall all be deemed to have been taken simultaneously.

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4.8.	The Parties agree that each of the actions provided for in Clauses 1.1 to 1.7 of Schedule 1 shall take place on the Closing Date and if any of the said actions does not take place, then each of the said actions and the Closing shall be deemed not to have occurred. The Parties further agree that if any of the actions provided for in Clauses 1.1 to Clause 1.7 of Schedule 1 have taken place on a Business Day, and all such actions and/ or conditions have been fulfilled (as provided for under Clauses 1.1 to 1.7 of Schedule 1), the said Business Day shall be the Closing Date.

4.9.	The Parties agree that notwithstanding anything to the contrary contained in this Agreement, in the event that Closing does not occur in the manner envisaged in this Agreement after remittance of the Sale Consideration to the Seller by the Purchaser, then without prejudice to any other rights that the Purchaser may have under this Agreement and under Applicable Law or equity or otherwise, at the request of the Purchaser, the Seller shall immediately and in any event within two (2) days of such request, refund the entire Sale Consideration (without withholding or reduction of any Tax) to the Purchaser. Further, this Agreement shall terminate on the date that such refund is received by the Purchaser, and no Party shall have any rights and obligations against the other Party(ies).

4.10.	In the event that Closing does not occur before the Long Stop Date, then unless the Purchaser and the Seller mutually agree to extend the Long Stop Date in writing, either of the Parties may, in its sole discretion, and without prejudice to its rights hereunder and under Applicable Law, terminate this Agreement (with the consequences of such termination as set forth herein).

5	Seller’s Covenants and Confirmation

5.1.	The Seller shall solely bear any and all Taxes payable in relation to capital gains and/or any other income arising pursuant to the sale of the Sale Shares to the Purchaser under this Agreement or receipt of the Sale Consideration by the Seller.

5.2.	The Seller shall file its income-tax return in India for the FY 2021-22 disclosing its income arising on sale of Sale Shares within due date as specified u/s 139(1) of the Income-tax Act, 1961.

6	REPRESENTATIONS AND WARRANTIES

Mutual Representations and Warranties

6.1.	Each Party represents and warrants to the other Party, with respect to itself, that each of the following representations and warranties is true, correct, accurate in all respects and not misleading in any respect as of the Execution Date and on the Closing Date (“Mutual Representation and Warranties”):

6.1.1.	it has the requisite power, authority and capacity to enter into this Agreement and the other documents contemplated hereby to which it will be a party and to perform its obligations hereunder and thereunder and all necessary corporate, shareholder and other approvals have been validly obtained to authorize the execution, delivery and performance of this Agreement and the other documents and letters to be executed pursuant hereto;

6.1.2.	this Agreement and any other document to be executed pursuant to this Agreement shall, when executed, constitute valid and binding obligations of such Party, which shall be enforceable against such Party, in accordance with their respective terms;

6.1.3.	there are no legal, quasi-legal, administrative or other proceedings, Claims, actions or governmental investigations of any nature:

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(a)	pending against it, or to which its assets are subject, and

(b)	it has not received notice of any such proceeding, Claim(s), action or governmental investigation against it,

in each case, which relates in any manner to this Agreement or the transactions contemplated by this Agreement or which could otherwise reasonably be expected to adversely impact its ability to perform the obligations under this Agreement.

6.1.4.	the execution and delivery of this Agreement, the consummation of the transaction contemplated by this Agreement and the performance of its obligations hereunder do not violate, conflict with or constitute a material breach of, or material default under, any provision of: (i) Applicable Law or any of its constitutional or charter documents; (ii) any contract to which it is a party or may be bound by or by which any substantial part of its properties or assets may be bound; or (iii) any order of any Governmental Authority binding on it or any substantial part of its properties or assets;

6.1.5.	no approvals, consent, exemption or authorization of any Governmental Authority or any third party, and no waiting period under any requirement of Applicable Law or contract, is necessary or required by such Party in connection with the execution, delivery or performance by, such Party of this Agreement or the transactions contemplated hereunder, except as specified otherwise;

6.1.6.	it is not insolvent or unable to pay its debts nor has any insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, voluntary or involuntary, affecting it, been presented by it or resolution passed or notice in writing of the same been received by it or on its behalf, nor has it appointed, or received or sent any written notice for the appointment of, a liquidator or provisional liquidator or administrator to it or any of its assets. It has not entered into any arrangement with creditors, voluntary or involuntary, affecting it or any of its assets in connection with any insolvency, bankruptcy or other similar proceedings.

6.1.7.	The Company and/ or the Purchaser has not made a claim of any nature against the Seller that remains outstanding and to the actual knowledge of the Purchaser and/ or the Company there are no events, occurrences or circumstances in existence which entitle the Purchaser and/ or the Company to make any Claim against the Seller, except to the extent waived hereunder.

6.1.8.	Up to the date hereof, neither the Company nor the Purchaser has ever received any Claim, and there are no outstanding or pending or threatened Claims, nor incurred any uninsured or insured liability as to any Claim in connection with any product manufactured and sold by the Company, for or based solely upon defect in design of the product licensed by the Seller.

Additional Representations and Warranties of the Seller

6.2.	In addition to the representation and warranties set out under Clause 6.1, the Seller represents and warrants to Purchaser that each of the following representations and warranties is and shall remain true, correct, accurate in all respects and not misleading in any respects as of the Execution Date and as on the Closing Date:

6.2.1.	the Seller is the sole legal and beneficial owner of the Sale Shares and has the exclusive right to exercise all voting and other rights over and in respect of such Sale Shares. The Sale Shares are fully paid up. The Seller has ownership of and a clear, valid and marketable title to the Sale Shares and is not prohibited or restricted in any manner whatsoever by any contract or Applicable Law to sell the Sale Shares to Purchaser. There is no Encumbrance on the Sale Shares;

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6.2.2.	upon the transfer of the Sale Shares by the Seller and the completion of each of the closing actions as indicated in Clauses 1.1 and 1.7 of Schedule 1 to be completed by the Company, the Purchaser shall be the sole legal and beneficial owner of the Sale Shares, and will acquire from the Seller a good, valid and marketable title to the Sale Shares free and clear of all Encumbrances and any pre-emptive rights;

6.2.3.	the Seller has not executed any power of attorney, proxies or any other similar instruments in respect of the Sale Shares, and there is no delegation of authority in respect of the rights and powers derived from holding the Sale Shares held by the Seller;

6.2.4.	except to the extent stated in the Shareholders Agreement, and the Articles of Association, (i) the Sale Shares are free of all Encumbrances and the Seller has not created or knowingly allowed to exist any pre-emption rights, lock-in, non-disposal obligations or rights of first refusal for transfers thereof in favour of any other Person; and (ii) there are no options, agreements or understandings to which Seller has consented or is a party (exercisable now or in the future and contingent or otherwise) which entitle or may entitle any Person to any rights on the Sale Shares, or create or require to be created any Encumbrance over any of the Sale Shares in favour of any Person;

6.2.5.	The valid permanent account number of Seller is ABGCS3009P;

6.2.6.	The Seller holds, and has always held, the Sale Shares, on “investment account” and as “capital asset” and not on “trading account” or as “stock-in-trade”. Sale Shares shall be covered under the definition of long-term capital asset and the income earned on such asset will be taxed as long term capital gains as per the provisions of the IT Act;

6.2.7.	The Seller has not made a claim of any nature against the Company and/ or the Purchaser that remains outstanding and there are, to the actual knowledge of Seller no events, occurrences or circumstances in existence which entitle the Seller to make any claim against Company and/ or the Purchaser except to the extent waived hereunder;

6.2.8.	The facts, representations, documents and information furnished by Seller to BSR for obtaining the Withholding Tax Statement are true, correct, complete and not misleading in any manner;

6.2.9.	With respect to Section 281 of the IT Act (a) there are no pending Tax proceedings against Seller; and/or (b) no completed Tax proceedings, for which a notice under rule 2 of the second schedule to the IT Act is due to be served on Seller; and/or (c) no notice has been issued by any Governmental Authority assessing or imposing Tax (or any interests and/or penalties payable) on the Seller and there are no outstanding demands against Seller from any Governmental Authority in respect of Tax on Seller;

6.2.10.	The Seller is a tax resident of USA;

6.2.11.	The information provided by the Seller for the purposes of Form 15CA and Form 15CB under the IT Act is true and correct in all respects;

6.3.	The Company represents and warrants to the other Parties that (i) the Sale Shares were legally and validly issued and allotted to the Seller, free of Encumbrances; (ii) issuance of the Sale Shares to the Seller was in compliance with Applicable Law including the Exchange Control Regulations and has been duly reported to the Governmental Authorities, in compliance with Applicable Law including the Exchange Control Regulations; and (iii) the Seller is the recorded legal and beneficial owner of the Sale Shares in the records of the Company(iv) no application has been made or threatened in relation to winding up, dissolution or administration of the Company or the Company entering into an arrangement or compromise for the benefit of its creditors; and .

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6.4.	The Parties are relying upon each other’s Representation and Warranties being true, accurate, complete in all respects and not misleading in any respect: (i) as of the Effective Date; and (ii) as of the Closing Date.

6.5.	The Parties shall not do or omit to do anything which would result in any of the Representations and Warranties provided by the respective Parties, being breached or becoming misleading at any time up to and including on the Closing Date. Each Party shall forthwith notify the other Parties, in writing, with full details of anything which is or may be expected to cause a breach of, or be inconsistent with, the Representations and Warranties provided by the respective Parties, immediately as it comes to its notice whether before or at the time of Closing.

6.6.	Each of the Representations and Warranties shall be separate and independent and no Representation and Warranty shall be limited by reference to any other Representation and Warranty, or any other term of this Agreement. The Representations and Warranties shall not be in any manner limited by any information disclosed or made available to or received by any Party whether in the course of any due diligence or otherwise. None of the Representations and Warranties shall be treated as qualified by any actual or constructive knowledge on the part of any Party, or its directors, promoters, agents, representatives, officers, employees or advisers and no such knowledge shall prejudice any claim for breaches of the representations and warranties or operate as to reduce any amount recoverable.

7	INDEMNITY

7.1.	The Seller (the “Indemnifying Party”) shall promptly and upon demand, at any time and from time to time, indemnify, defend and hold harmless, each of, the Purchaser, their Affiliates who hold Shares in the Company, officers, employees, authorised representatives, (collectively “Indemnified Persons”) from and against any and all Losses, which arise out of, or in any way relate to, or result from, or are connected with:

(i)	any inaccuracy, misrepresentation or any breach of any Seller’s Representation and Warranties;

(ii)	a breach of any covenant or obligation of the Seller contained herein, or of any of the other term or condition of this Agreement, whether in whole or in part;

(iii)	any fraud or willful misconduct by the Seller or any of its employees or officers or Seller Nominee Directors;

(iv)	any Tax Claim against the Tax Indemnified Person(s) (as defined in Clause 7.5.1) as contemplated in Clause 7.5 below (collectively, hereinafter referred to as the, “Seller Indemnification Events”).

The maximum aggregate liability of the Seller for an indemnity claim under this Clause 7.1 and Clause 7.5 shall be limited up to 100 % of the Sale Consideration received by Seller, provided that there shall be no limitation on such liability in case of fraud.

7.2.	The Company and the Purchaser shall, jointly and severally, promptly and upon demand, at any time and from time to time, indemnify, defend and hold harmless the Seller, its Affiliates, its officers, employees, authorised representatives from and against any and all Losses which arise out of, or in any way relate to, or result from, or in connection with: (a) any misrepresentation, inaccuracy of or breach of any of the Mutual Representations and Warranties applicable to them; (b) a breach of any covenant or obligation of the Purchaser and/ or the Company contained herein, or of any of the other term or condition of this Agreement, whether in whole or in part; (c) any fraud or wilful misconduct by the Purchaser and/ or the Company and/ or any of their respective officers or employees or the Purchaser nominee directors on the Board of the Company; and/or any key managerial personnel of the Company appointed by or at the instance of the Purchaser in operating the business of the Company prior to the Closing Date. The total liability of the Company and the Purchaser, cumulatively, under this Agreement, whether in respect of an individual Claim or as an aggregate of multiple Claims that are raised at once or over a period of time, shall not exceed the aggregate of USD 7.5 million, provided that there shall be no limitation on such liability in case of fraud.

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7.3.	The Indemnifying Party shall promptly and upon demand, at any time and from time to time, indemnify, defend and hold harmless, the Company, its directors, officers and employees from and against any and all Losses, to the extent of 49% of such Losses, and which indemnity shall be valid and survive for a term of 3 years from the Closing Date, which Losses solely arise out of, or in any way result from, any claim arising after the Closing Date but in relation to the period prior to and upto the Closing Date, from any customer related to the Existing Products (as defined under TALA), which is proved by the Company (i) to be solely attributable to a defect in the design provided by the Seller and not due (in any manner and/ or to any extent) to any manufacturing or other defect, and (ii) such part/ product (in respect of which such a claim has arisen), was manufactured in full compliance with the exact and specific design and specifications provided by the Seller. This indemnity has been granted by the Seller relying on the warranties made by the Company and / or the Purchaser in Clause 6.1.8, that no Claim has been made by any customer or any third party claiming any product liability solely due to any defect in the design provided by the Seller, and that there are no outstanding or pending Claims as on the date hereof relating thereto. The maximum aggregate liability of the Seller for an indemnity claim under this sub-Clause shall be limited up to USD 5 million.

7.4.	It is clarified that neither Party shall be liable for any indirect, special or consequential loss or damage of any kind.

7.5.	Tax Indemnity

7.5.1.	The Seller agrees and undertakes to indemnify, defend and hold harmless the Indemnified Persons and the Company (collectively referred to as “Tax Indemnified Persons”) from and against any Losses suffered or incurred by the Tax Indemnified Persons relating to or arising from any Taxes (including taxes on deemed / notional income) demanded from the Tax Indemnified Persons by any Governmental Authority in respect of any Claim pertaining to short-fall of Withholding Tax Amount withheld by the Purchaser on the payment of Sale Consideration in respect of the Sale Shares, whether directly or as an agent or representative assessee for Seller under Section 163 of the IT Act, and any claim pursuant to provisions of Section 281 of the IT Act (“Tax Claim”).

7.5.2.	If any Tax Authority issues any notice (a “Specified Tax Notice”) to the Tax Indemnified Person(s) in connection with a Tax Claim, thereby initiating legal proceedings to recover the amount of the Tax Claim from the Tax Indemnified Person(s) (“Specified Tax Proceedings”), then the Indemnified Person(s) shall, within 5 (five) Business Days of receiving such Specified Tax Notice (along with a copy thereof) give notice of the same to Seller in writing (“Tax Notice Intimation”), provided that a failure or delay in giving such intimation shall not relieve Seller of its obligations under Clause 7.5.3 other than to the extent such delay results in any incremental Tax liability on account of interest and/ or penalty which is attributable to such failure or delay.

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7.5.3.	The Seller shall, at its sole discretion (i) assume and control the defence of such Specified Tax Notice and/ or Specified Tax Proceeding at its own expense with a counsel selected by the Seller, or (ii) fully pay and satisfy all Taxes imposed as a result of such Specified Tax Proceeding to the relevant Governmental Authorities or the Indemnified Persons, in each case no later than at least 3 (Three) Business Days before the due date of payment of such Taxes. Notwithstanding the foregoing, the Seller shall in any event at least 3 (Three) Business Days prior to the due date for submission mentioned in the Tax Notice intimation, convey its decision to the Indemnified Person(s) on whether the Seller will assume the defence of the Specified Tax Proceedings or make the payment of the Taxes imposed as a result of the Specified Tax Notice/ Proceedings as per Clause 7.5.3(ii) above. The Indemnified Persons shall provide cooperation to the Seller, if required or as may be necessary, as stated in relation to the conduct of any dispute, defence, compromise or appeal of the Specified Tax Proceedings. During the pendency of such Specified Tax Proceedings, the Indemnified Persons shall ensure, notwithstanding anything contained in this Agreement, that it does not make any admission of liability, agreement or compromise with any Person, body or authority in relation thereto (for and on behalf of the Seller), without obtaining consent of the Seller. Notwithstanding anything written in this Agreement, Seller shall ensure that at any point of time Tax Indemnified Persons should not be out of pocket for any Tax demand on the Tax Indemnified Persons on account of the Specified Tax Proceedings. Upon the failure of the Seller to assume the defence of the Specified Tax Proceedings or fully pay and satisfy all Taxes imposed as a result of the Specified Tax Proceedings as contemplated in sub-clause (i) and (ii) of this Clause 7.5.3, within the time stipulated in the Specified Tax Notice, the Seller shall indemnify the Tax Indemnified Persons for any Losses suffered as a result of Seller’s aforesaid failures.

7.5.4.	In case the Seller assumes and controls the defense of such Specified Tax Proceedings, (a) the Seller shall while exercising this right, act in good faith at all times and keep the Indemnified Person (or the counsel appointed by the Indemnified Person at its own cost) reasonably informed of all material developments relating to such defense; (b) the Seller shall intimate, and provide a copy to the Tax Indemnified Persons, of any submission, filing or communication by the Seller to the Tax Authorities in the course of any Specified Tax Proceedings; (c) the Tax Indemnified Person may participate in such proceedings, in the event the Specified Tax Notice is addressed to them or they are made a party to any Specified Tax Proceeding, provided however that they not take any defence which is contrary to the positions of the Seller in its reply or the relevant proceedings or take up a stand or position that is contrary to results in an adverse impact on the defense of such Claims by the Seller and/ or in an increase in the liability of the Seller; (d) the Tax Indemnified Person shall cooperate as reasonably requested by the Seller, at the Seller’s cost, in the defense of such proceedings undertaken by the Seller; (e) the Tax Indemnified Persons shall not consent to entry of any judgment or enter into any settlement (i) without the prior written consent of the Seller; and (ii) without it resulting in a complete discharge of liability of the Seller with respect to the claim/ demand set forth in the Specified Tax Notice; and (f) the Seller shall deposit the amount imposed as a result of such Specified Tax Proceedings with the relevant Tax Authorities before the applicable due date of such payment at least 3 (three) Business Days before the applicable due date of such payment, unless a stay order is obtained from Tax Authorities with regard to such demand.

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7.5.5.	In the event that the Seller does not exercise its right to defend a particular Specified Tax Notice/ Proceeding and/or does not pay the Tax demand on account of such Specified Tax Notice/ Proceedings at least 3 Business Days before the due date of payment of Taxes imposed as a result of the Specified Tax Notice/ Proceedings, then the Tax Indemnified Person shall have the right, but not the obligation, to assume control over the defense of such Specified Tax Proceeding and the Tax Indemnified Persons shall while exercising this right, act in good faith at all times.

7.5.6.	If the Tax Indemnified Person elects to assume control over the defense of such Specified Tax Proceeding as above, then the Seller shall provide all such information and/or documents as may be reasonably requested by the Tax Indemnified Person to enable the Indemnified Person to assume/maintain the defense of the Specified Tax Proceedings. Actual expenses incurred by Tax Indemnified Persons in defense of such Specified Tax Proceedings, as reasonably determined by the Parties in good faith, shall be indemnified to the Tax Indemnified Persons by the Indemnifying Parties.

7.6.	Indemnification Procedure for a Claim under Clause 7.3

7.6.1.	Whenever the Company and the Purchaser has actual knowledge of any event which might give rise to a claim for indemnification under this provision, the Company and the Purchaser will immediately, and no later than 3 (three) Business Days, give to the Seller prompt written notice of any Claim or any alleged Claim with respect to the defect in the design licensed by the Seller, and any circumstances that may give rise to litigation or recall of a product in respect thereof or regulatory action, specifying, the time, place and circumstances thereof and the names and addresses of the persons involved and shall furnish immediately to the Seller, all papers received in respect of any such Claim, action or suit arising out of such alleged defect or regulatory action. If the Company and/ or the Purchaser receives a demand letter or other correspondence, complaint, petition or any other pleading in connection with a Claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt and in any event no later than within 3 (three) Business Days from the receipt thereof.

7.6.2.	If the facts giving rise to the right of indemnification under this Clause 7.6 involve any actual or threatened claim or demand by any third party against the Indemnified Persons (any such Claim or demand by a third party is called a “Third Party Claim”), and if the Indemnifying Party gives the Indemnified Persons a confirmation in writing, in form and substance reasonably satisfactory to counsel to the Indemnified Parties, to indemnify and save the Indemnified Parties harmless from all costs and liability arising from such Third-Party Claim, together with security for such indemnity reasonably satisfactory to the Indemnified Persons, then the Indemnifying Party may at its own expense undertake full responsibility for the defense or prosecution of such Third Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to deliver such an confirmation of indemnity in writing, along with security, to the Indemnified Persons, (1) the Indemnifying Party at its own expense may nevertheless participate with the Indemnified Persons in the defense or prosecution of such Third-Party Claim and any and all settlement negotiations relating thereto, and (2) the Indemnified Persons may contest or settle the Third-Party Claim on such terms as they may choose, although they will not reach such a settlement until they have consulted in good faith with the Indemnifying Party. Such participation by the Indemnifying Party in the defense or prosecution of a Third-Party Claim, or its written confirmation to indemnify or failure to provide such confirmation, will not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Persons under this Clause.

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7.6.3.	The Indemnified Persons and the Indemnifying Party will execute such documents as may be necessary or appropriate to permit participation of counsel selected by either of them and, as may be reasonably related to any claim or action referred to in this sub-Clause, will (i) provide access to the counsel, accountants and other representatives of the other during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party, (ii) will furnish to such other party copies of all such documents as may be reasonably requested (certified, if requested), and (iii) make available their personnel to provide such testimony.

7.7.	Procedure for Indemnification

7.7.1.	If any of the Indemnified Persons sustains or incurs any Loss due to a Seller Indemnification Event set out under Clause 7.1 (excluding sub-clause (iv) or under Clause 7.3, and seeks indemnity from the Indemnifying Party (“Indemnity Claim”), the Indemnified Persons shall issue a notice to the Indemnifying Party (“Indemnification Notice”) describing in reasonable detail the Losses (including estimate for the amount of Loss, if practicable) sustained or incurred by the Indemnified Persons within 15 (fifteen) Business Days of the occurrence of the Seller Indemnification Event; provided that failure to give an Indemnification Notice shall not prejudice the right of the Indemnified Persons to seek indemnification from the Indemnifying Party under this Clause other than to the extent such delay results in an adverse impact on the defense of such Claims and/ or in an increase in the liability of the Indemnifying Party. If the Indemnifying Party disputes the liability to the Indemnified Persons with respect to the Indemnification Notice, then the Indemnifying Party shall deliver to the Indemnified Persons, a notice stating in reasonable detail the basis for such dispute (“Indemnification Dispute Notice”) within 30 (thirty) days after receiving the Indemnification Notice. If the Indemnifying Party delivers an Indemnification Dispute Notice to the Indemnified Persons, then the Indemnifying Party and the Indemnified Persons shall negotiate for a period of 30 (thirty) calendar days to resolve such dispute (“Indemnity Dispute Resolution Period”) and if such dispute is not resolved within the Indemnity Dispute Resolution Period, then either the Indemnifying Party or the Indemnified Persons may submit such dispute for resolution in terms of Clause 12. However, if the Indemnifying Party does not dispute the Indemnification Notice, then within 15 (fifteen) days of receipt of the Indemnification Notice, the Indemnifying Party shall absolutely and unconditionally indemnify the Indemnified Persons.

7.8.	The Parties agree that in respect of indemnity for any Tax Claims only the procedure set out in Clause 7.5 shall apply, and with respect to indemnity for any claim under Clause 7.3, only the procedure set out in Clause 7.6 shall apply, and with respect to any other indemnity claim under this Clause 7 for which a specific procedure has not been provided hereunder, the procedure set out in Clause 7.7 shall apply.

7.9.	All payments to be made by any Indemnifying Party to the Indemnified Persons under this Clause 7 shall be paid, to the extent permissible in Applicable Law, without withholding any Taxes. Further, in the event that any Tax is payable by the Indemnified Persons on any amount payable by the Indemnifying Party under this Clause 7, the amount so payable to the Indemnified Persons by the Indemnifying Party shall be grossed up to account for any such Taxes. It is clarified that any Taxes on indemnity payments intended to be grossed up shall be at actual basis and in the event such Taxes are not payable to the Tax Authorities, then such indemnity payments shall not be grossed up. In the event the Indemnified Persons claims the Loss as a deduction in its computable income the tax associated with such Loss which is claimed as a deduction will be offset against the Tax that has to be borne by the Indemnifying Parties. Effectively, only the additional income tax cost after such offset will be reimbursed. In order to implement the aforesaid understanding, the Indemnifying Party shall, in the first instance, make payment of the entire indemnity claim to the Indemnified Persons in the manner stated in this Agreement. Within two (2) weeks thereafter, the Indemnifying Party will produce or procure or provide a certificate from any of E&Y, KPMG, PwC or Deloitte determining the quantum of tax that needs to be reimbursed by the Indemnifying Party, which would be to the satisfaction of the Indemnified Party. Such certificate shall set out the basis of computation as well as the position as regards deductibility of the Loss incurred. If, in the opinion of the Indemnified Persons, grossing up of the Tax paid is required, then the amount of Tax required to be grossed up shall be reimbursed by the Indemnifying Persons to the Indemnified Persons within two (2) weeks of the Indemnified Person’s determination that the grossing up is required.

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7.10.	The indemnification rights of the Indemnified Persons under this Agreement are independent of, and in addition to, such other rights and remedies as the Indemnified Persons may have at Law or in equity or otherwise, including the right to seek specific performance, or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.11.	In respect of any liability which is contingent, the Seller shall not be liable to indemnify the Indemnified Parties under this Agreement unless and until such contingent liability becomes an actual liability and is due and payable.

7.12.	In the event the Indemnified Persons are in receipt of any indemnity payment from the Seller and such amounts are subsequently recovered by the Indemnified Party from a third person, then such amounts shall be refunded by the Indemnified Persons to the Seller in accordance with law, grossed up to include applicable Taxes, if paid by the Seller. Any governmental approvals necessary for making such refund shall be obtained by the Indemnifying Parties.

7.13.	The intent of the Parties is that the Indemnified Persons shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under this Agreement more than once in respect of the same Loss (including recoveries from third parties).

7.14.	The provisions of Clauses 7.7 and 7.9 to 7.13 hereinabove shall apply mutatis mutandis to the indemnification obligations and rights of the Purchaser and the Company under this Agreement.

8	NOTICES

8.1	Notices, demands or other communications (“Notices”) required or permitted to be given or made under this Agreement shall be in English in writing and may either be transmitted by email or by postage prepaid registered post with acknowledgement due or by internationally recognised courier service, at the address or set out below (or such other address or representative for receipt of Notices as the addressee has by five (5) days' prior written notice specified to the other Party):

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To Company:

Attn.: Group Legal Department

Address: Minda Corporation Limited

Address: 404-405, 5th Floor, Sector 20,

Udyog Vihar, Phase-III, Gurgaon.

Haryana- 122016

Email: group.legal@mindacorporation.com

To Seller

Attn.: Chief Executive Officer

Mr. Jon DeGaynor

Address: 39675 MacKenzie Drive, Novi, Michigan 48377

Email: Jon.DeGaynor@stoneridge.com

With a copy to: Susan Benedict

Address: 39675 MacKenzie Drive, Novi, Michigan 48377

Email: susan.benedict@stoneridge.com

With a copy to:

Tatva Legal Mumbai

Address: Janmabhoomi Bhavan, Janmabhoomi Marg, Off S. A. Brelvi Marg, Fort, Mumbai 400001.

Email: anu.iyer@tatvalegal.com

To Purchaser

Attn.: Mr. Aakash Minda, Executive Director and CEO

Address: 404-405, 5th Floor, Sector 20, Udyog Vihar, Phase-III, Gurgaon. Haryana- 122016

Email: aakashminda@mindacorporation.com

With a copy to : Group Legal Department, Minda Corporation Limited

Address: 404-405, 5th Floor, Sector 20, Udyog Vihar, Phase-III, Gurgaon. Haryana- 122016

Email: group.legal@mindacorporation.com

8.2	All Notices shall be deemed to have been validly given upon confirmation of receipt in the case of transmission of email, or after the expiry of five (5) days if sent by postage prepaid registered post with acknowledgement due or by internationally recognised courier service.

9	CONFIDENTIALITY
9.1	Each Party shall keep all Confidential Information confidential and shall not divulge the Confidential Information to any other Person or use the Confidential Information, other than for the purposes set out in Clause 9.2 below (the "Permitted Purpose"). The Parties agree to disclose the Confidential Information only to such Persons who (a) need the information for a Permitted Purpose and (b) are informed by the Party of the confidential nature of the Confidential Information.
9.2	The Permitted Purposes for the disclosure of the Confidential Information shall mean the following:

9.2.1	to each Party's Affiliates, but only to the extent relevant for the purpose of this Agreement and, where applicable, direct and indirect shareholders (the "Group");

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9.2.2	by a Party or its Affiliates (covered herein):

a.	to any Governmental Authority having jurisdiction over the affairs of a Party or its Group, to the extent requested or required; and

b.	where required by any Applicable Laws of any country with jurisdiction over the affairs of a Party or its Affiliates, including with respect to the Seller, public disclosure under Applicable Law, including the United States securities laws and the rules of the New York Stock Exchange, provided that in each case, to the extent practicable and legally permissible, the disclosing party shall:

i.	provide the other Parties with prompt written notice thereof so that the other Parties may seek (with, to the extent practicable and legally permissible, the reasonable cooperation of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and

ii.	furnish only that portion of the information which is reasonably necessary for the purpose at hand.

9.2.3	to each Party's or each Party's Affiliates, directors, employees, professional advisors (including legal advisors and tax advisors), auditors and/or insurers, who need to be aware of the Confidential Information and who are subject to a duty of confidentiality to that Party or that Party's Affiliate ("Permitted Persons");

9.2.4	to any bank or financial institution that has entered or proposes to enter into any credit arrangements with Purchaser or its Affiliates, who need to be aware of the Confidential Information for the purposes of entering into such credit arrangements and who has entered into a confidentiality agreement or is otherwise subject to confidentiality obligations (in the normal course of their operations) which in each case are on terms substantially similar to this Clause 9 (Confidentiality);

9.2.5	to the professional advisors (including legal advisors and tax advisors) of each of the Persons listed in Clauses 9.2.3 and 9.2.4 who need to be aware of the Confidential Information and are, as applicable, subject to a duty of confidentiality to each of those Persons or entered into a confidentiality agreement or is otherwise subject to confidentiality obligations (in the normal course of their operations) which in each case are on terms substantially similar to this Clause 9 (Confidentiality);

9.2.6	to the extent necessary to enable or facilitate the performance or enforcement of this Agreement;

9.2.7	to the extent necessary to comply with any audit or regulatory requirements of any Party;

9.2.8	by a Party to any other third party to the extent consented to in advance in writing by the other Parties.

9.3	Each Party will be liable to the other Parties in the event of any breach or violation by any Permitted Persons hereunder to comply with the obligations of confidentiality.

10	ANNOUNCEMENTS

10.1	Up to the Closing Date, unless otherwise required by any Applicable Laws of any country with jurisdiction over the affairs of a Party, the Parties shall not make or authorise any formal or informal public announcement, press release or other public communication or public disclosure which makes reference to the existence of this Agreement, or concerning the terms of or any matters contemplated by or ancillary to this Agreement without the prior written consent of the other Parties. It is hereby agreed that such consent is not to be unreasonably withheld or delayed
10.2	A Party may make or authorise an announcement if:

10.2.1	the announcement is required by Applicable Law, including by any Governmental Authority (whether or not such requirement has the force of law); and, in any other case,

10.2.2	that Party has consulted with and taken into account the reasonable requirements of the other Party(ies).

10.3	The Seller and the Purchaser authorise the release of the press announcement as soon as reasonably practicable following execution of this Agreement by each of the Parties.

11	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by laws of India. Subject to Clause 12 (Dispute Resolution), the Courts of New Delhi shall have exclusive jurisdiction in respect of all matters relating to or arising out of this Agreement.

12	DISPUTE RESOLUTION

12.1	Arbitration

12.1.1	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause.

12.1.2	The seat and venue of the arbitration shall be New Delhi and the arbitration proceedings shall be conducted in English language. The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators. Each Party shall appoint 1 (one) arbitrator within thirty (30) days of issuance of a notice by any Party raising a Dispute and requesting the referral of the Dispute to arbitration. The third arbitrator, who shall act as chairman of the Tribunal, shall be nominated by the 2 (two) arbitrators appointed by the respective Parties within thirty (30) days of the appointment of the second arbitrator, failing which, the third arbitrator shall be appointed in accordance with the SIAC Rules.

12.1.3	The award rendered by the Tribunal shall be in writing and shall set out the reasons for the decision. The award given by the Tribunal shall be final, conclusive and binding upon the Parties and enforceable in accordance with Law.

12.1.4	(a) No Party shall have any right to commence or maintain any suit or legal proceedings (other than as provided in Clause 12.1.4(b) below) until the Dispute has been determined in accordance with the arbitration procedure provided herein and then only for enforcement of the award rendered in the arbitration.

(b) Notwithstanding this Clause 12, any party may apply to a court of competent jurisdiction, including in India, for assistance in aid and support of such arbitration, including the granting of injunctions and other extraordinary relief and other judicial remedies.

13	MISCELLANOUS

13.1	Costs. Each Party will bear its own expenses incurred in preparing this Agreement. The stamp duty in relation to the execution of this Agreement and the other Transaction Documents will be borne by the Purchaser. Further, stamp duty, if any, payable on the transfer of the Sale Shares pursuant to this Agreement, shall be borne by the Seller.

13.2	Assignment. This Agreement and the rights and liabilities hereunder shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights and obligations under this Agreement without prior written consent of the other Parties.

13.3	Entire Agreement. This Agreement along with the documents and agreements referred to herein, supersedes all prior discussions and agreements (whether oral or written, including all correspondence) with respect to the subject matter of this Agreement, and this Agreement (together with any written and mutually agreed amendments or modifications thereof) contain the sole and entire agreement between the Parties with respect to the subject matter hereof.

13.4	Specific Performance. The Parties agree that damages may not be an adequate remedy and the Parties shall be entitled to an injunction, restraining order, right for recovery, specific performance or such other equitable relief as may be available to it under Applicable Law. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including a right for damages.

13.5	Amendments and Waiver. No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by or on behalf of all the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

13.6	Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them.

13.7	Survival. This Clause along with Clause 1 (Definitions and Interpretation), Clause 4.6 (Condition Subsequent) read with Schedule 1 (as relevant for completion of post-Closing actions), Clause 6 (Representations and Warranties), Clause 7 (Indemnity), Clause 8 (Notices), Clause 9 (Confidentiality), Clause 10 (Announcements), Clause 11 (Governing Law and Jurisdiction), Clause 12 (Dispute Resolution) and Clause 13 (Miscellaneous) shall survive the Closing and Clause 1 (Definitions and Interpretation), Clause 4.9, Clause 8 (Notices), Clause 9 (Confidentiality), Clause 10 (Announcements), Clause 11 (Governing Law and Jurisdiction), Clause 12 (Dispute Resolution) and Clause 13 (Miscellaneous) shall survive termination of this Agreement, including upon non-consummation of this Agreement and the transactions contemplated herein.

13.8	Counterparts. This Agreement may be executed in more than one (1) counterpart, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

13.9	Further Assurance. Parties agree to mutually co-operate with each other to prepare further documents, certificates, instruments and execute the same, as may be reasonably required of each other to effectuate the understandings as arrived at between the Parties hereto.

13.10	Government Approvals: The Parties agree to cooperate in good faith and provide each other with reasonable assistance to obtain any approval or consent from any Governmental Authorities, if any required to give effect to the provisions of this Agreement.

(Signature pages follow)

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DAY AND YEAR HEREINABOVE WRITTEN

Signed and delivered

For and on behalf of SELLER

/s/ Jonathan B. DeGaynor

Name:	Jonathan B. DeGaynor

Designation:	President and Chief Executive Officer

Date:	November 2, 2021

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DAY AND YEAR HEREINABOVE WRITTEN

Signed and delivered

For and on behalf of PURCHASER

/s/ Ashok Minda

Name:	Ashok Minda

Designation:	Chairman and Group CEO

Date:	November 2, 2021

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DAY AND YEAR HEREINABOVE WRITTEN

Signed and delivered

For and on behalf of COMPANY

/s/ Ashok Minda

Name:	Ashok Minda

Designation:	Director

Date:	November 2, 2021

SCHEDULE 1

CLOSING

1.	Closing shall not be deemed to occur unless all the actions set out below in sub-clauses 1.1 to 1.7 have been completed to the satisfaction of the Parties:

1.1	The Seller shall provide a certificate to the Purchaser that the Seller’s Representations and Warranties are true, correct and not misleading as on the Closing Date in the form attached hereto as Schedule 6.

1.2	Purchaser shall instruct its authorised dealer bank to remit the Sale Consideration (after deduction therefrom of the applicable Withholding Tax Amount applicable on sale of Sale Shares) to the Seller by way of wire transfer/ NEFT to the Seller’s bank account detailed in Schedule 2 (Bank Account Details of the Seller) or any other remittance instructions as may be communicated by the Seller. The Purchaser shall share a copy of the remittance instructions given by it to its authorized dealer bank with the Seller.

1.3	Immediately on receipt of the copy of the remittance instructions given by the Purchaser to its authorised dealer bank for remittance of Sale Consideration under sub-clause 1.2 above, the Seller shall instruct its depository participant through duly executed irrevocable delivery instruction slips to transfer the Sale Shares to the Purchaser’s demat account and shall deliver to the Purchaser and the Company, a copy of such duly executed irrevocable delivery instructions slips, issued to the Seller’s depository participant instructing its depository participant to transfer the Sale Shares to the Purchaser’s demat account.

1.4	The Seller shall submit (i) resignation letters from Mr. Jon DeGaynor, Mr. Robert Hartman and Mr. David Jaffe, being the nominee Directors of the Seller (“Seller Nominee Directors”), resigning from the Board and the committees of the Board, and (ii) a declaration that they have no claims or outstanding dues against the Company, as on the Closing Date, provided however, that this shall not exclude, limit or restrict the ability of the Seller Nominee Directors to make any Claims inter alia against the Company from and against any and all Losses which arise out of, or in any way relate to, or result from, their acts and omissions in discharge of their duties towards the Company as a member of the Board. The Company shall also execute and deliver to each of the Seller Nominee Directors a release and indemnity letter in the agreed form, in favour of the Seller Nominee Directors to the effect that Company has no claims against them and agreeing to indemnify them from any Losses referred to hereinabove in this Paragraph 1.4, to the extent and for the period as covered in the Directors and Officers Insurance Policy bearing no. 510000/48/2022/35 with Cover Note dated 1 April 2021 and bearing no. 510000815703 obtained by the Company from The Oriental Insurance Company Limited, and which shall be kept renewed from time to time.

1.5	The Seller shall provide to the Purchaser all declaration, documents and information required by the Purchaser for the purposes of submission of Form FC-TRS with Reserve Bank of India.

1.6	The Purchaser shall provide the Company with a certified copy of the holding statement issued by its depository participant reflecting the transfer of the Sale Shares from the Seller to the Purchaser.

1.7	A meeting of the Board shall be convened at which:

(i)	the sale and purchase of the Sale Shares from the Seller to the Purchaser, in the manner contemplated under this Agreement, shall be recorded, and a duly certified copy of such resolution shall have been provided to the Seller on the Closing Date;

(ii)	the name of the Purchaser shall be entered in the register of members maintained under the Act as the legal and beneficial holder of the Sale Shares and further the transfer of Sale Shares from the Seller to the Purchaser shall be recorded in the register of share transfers maintained in accordance with the Act, and a duly certified copy of such resolution shall have been provided to the Seller on the Closing Date;

(iii)	the resignation of Seller Nominee Directors shall be taken on record, with effect from the Closing Date, and a duly certified copy of such resolution shall have been provided to the Seller on the Closing Date;

(iv)	the Transaction Documents shall be adopted by the Board, and a duly certified copy of such resolution shall have been provided to the Seller on the Closing Date;

(v)	the amended Articles of Association of the Company, by removing all references to the Seller, other than as provided for in this Agreement, and the provisions of the Shareholders Agreements, subject to receipt of shareholders’ consent, shall be adopted;

(vi)	resolution to convene an extraordinary general meeting of the Company by shorter notice, for, amongst others, the approval of the adoption of the amended and restated Charter Documents, shall be passed;

(vii)	the Board shall pass the necessary resolution for a change in the name of the Company to remove the name “Stoneridge”; provided however that the Company shall completely eliminate and cease to use the name “Stoneridge” by the Company, in accordance with Clause 4.6.1, and a duly certified copy of such resolution shall have been provided to the Seller on the Closing Date;

(viii)	the Board shall pass necessary resolutions authorizing Director(s) or the company secretary or other representatives of the Company to make all necessary filings and intimations with the Governmental Authorities, including but not limited to, with the Registrar of Companies and the Reserve Bank of India, under Applicable Law;

(ix)	any and all authorities/ powers/ duties delegated to any nominee Director, employee or representative of the Seller, including, without limitation, cheque signing and other banking authorities and authorities to execute contracts, shall be amended in the manner as required by the Purchaser.

1.8	All transactions contemplated under the aforesaid Clauses 1.1 to 1.7 of this Schedule to be consummated at the Closing Date shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

2.	The Company shall within 5 (five) Business Days of Closing file with the Registrar of Companies of Delhi and NCR all requisite forms including Form DIR-12 in relation to resignation of the Seller Nominee Directors as per Clause 1.4 of this Schedule 1 and provide the Seller with receipts received from the Registrar of Companies in respect of the filings so made.

3.	The Purchaser shall, within 5 (five) Business Days of Closing file Form FC-TRS under the Exchange Control Regulations in respect of the purchase of the Sale Shares by the Purchaser and shall share a copy of system generated submission confirmation in respect thereof with the Seller for its records.

(Space left intentionally blank)

SCHEDULE 2

BANK ACCOUNT DETAILS OF THE SELLER

Sr. No.	Name of Seller	Bank Account Details
1.	Account Name: Stoneridge, Inc. Master Account	Checking Account Number: ACH Transit/Routing Number: 041000124 Wire Swift Code: PNCCUS33 (International Wires) Bank Address: PNC Bank 500 First Ave Pittsburgh PA 15219

SCHEDULE 3

Shareholding Pattern Of The Company

PART A - Shareholding Pattern of the Company on the Execution Date

Name of the Shareholder	No. of Shares	Percentage
Minda Corporation Limited and its nominee shareholders	6069000	51.00
Stoneridge Incorporation	5831000	49.00
Total	11900000	100.00

PART B - Shareholding Pattern of the Company on the Closing Date

Name of the Shareholder	No. of Shares	Percentage
Minda Corporation Limited and its nominee shareholders	11900000	100.00
Total	11900000	100.00

SCHEDULE 4

Format of Seller’s CP Satisfaction Notice

Date: [●]

To,

Minda Corporation Limited,

A-15, Ashok Vihar, Phase-I, New Delhi- 110052

Attn: [●]

Dear [●],

Re: CP Satisfaction Notice

We refer to the share purchase agreement dated [●] executed between Stoneridge Inc., Minda Corporation Limited and Minda Stoneridge Instruments Limited (the “Agreement”).

We hereby confirm, declare and certify pursuant to Clause 4.1 of the Agreement that as of the date hereof, the Conditions Precedent specified in Clause 4.3 of the Agreement have been fulfilled and the documents evidencing fulfilment of such Conditions Precedents are enclosed herewith.

Capitalized words and expressions used in this letter but not defined herein shall have the same meaning as assigned to them in the Agreement.

Yours faithfully,

Signed and delivered for and on behalf of

[●]

Name:
Title:

SCHEDULE 5

Form of Other CP Satisfaction Notice

Date: [●]

To,

Stoneridge Inc,

39675 MacKenzie Drive, Novi, Michigan 48377

Attn: [●]

Dear [●],

Re: CP Satisfaction Notice

We refer to the share purchase agreement dated [●] executed between Stoneridge Inc., Minda Corporation Limited and Minda Stoneridge Instruments Limited (the “Agreement”).

We hereby confirm, declare and certify pursuant to Clause 4.1 of the Agreement that as of the date hereof, the Conditions Precedent specified in Clause 4.3.2 of the Agreement, as applicable to the Purchaser and the Company, have been fulfilled and the documents evidencing fulfilment of such Conditions Precedents are enclosed herewith.

Capitalized words and expressions used in this letter but not defined herein shall have the same meaning as assigned to them in the Agreement.

Yours faithfully,

Signed and delivered for and on behalf of

[●]

Name:
Title:

SCHEDULE 6

Format of Closing Certificate

To,

Minda Corporation Limited,

A-15, Ashok Vihar, Phase-I, New Delhi- 110052

Attn: [●]

Re: Closing Certificate

Dear [●],

We refer to the share purchase agreement dated [●] entered into by and amongst Stoneridge Inc., Minda Corporation Limited and Minda Stoneridge Instruments Limited, (“Agreement”). Capitalised terms and expressions used in this letter but not defined herein shall have the same meaning ascribed to such term in the Agreement.

This letter is being issued pursuant to Clause 1.1 of Schedule 1 and Clause 4.3.2(d) of the Agreement.

We hereby confirm, declare and certify that as on the Closing Date:

a.	the Seller’s Representations and Warranties are true, correct, complete and accurate in all respects and not misleading, as stated in this Agreement.
b.	no Material Adverse Effect has taken place which affects Seller’s ability to perform its obligations under the Transaction Documents.

Yours truly,

[●]